EXHIBIT 8(b)
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                                    ADDENDUM

The Contract between Baillie Gifford International Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian") dated January 10, 1991 (the "Contract") is hereby amended as follows:

1. Article I entitled "Employment of Custodian and Property to be held by It; Application of Contract" shall be removed in its entirety, and in its place a new Article I, which appears in full below, shall be inserted into the Contract.

I. Employment of Custodian and Property to be Held by It; Application of
   Contract

      The Fund hereby employs the Custodian as the custodian of its assets, including securities it desires to be held in places within the United States ("domestic securities") and securities it desires to be held outside the United States ("foreign securities") pursuant to the provisions of the Articles of Incorporation. The Fund agrees to deliver to the Custodian all securities and cash owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Fund from time to time, and the cash consideration received buy it for such new or treasury shares of capital stock, $0.10 par value, ("Shares") of the Fund as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian.

      Upon receipt of "Proper Instructions" (within the meaning of Article 5), the Custodian shall from time to time employ one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Directors of the Fund. The Custodian may employ as sub-custodians for the Fund's securities and other assets the foreign banking institutions and foreign securities depositories designated in Schedule "A" hereto but only in accordance with the provisions of Article 3.

2. Article II, Sections 2.2(6) and 2.3 shall be amended by deleting the phrase "or into the name or nominee name of any sub-custodian appointed pursuant to
Article I," and adding the following:

      "and provided further that if a nominee other than a nominee of the Custodian is utilized, it shall be the nominee of an approved depository.
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3. Article III, Section 3.5(a) shall be amended by deleting the phrase "except a claim of payment for their safe custody or administration," and Section 3.5(b) shall be amended by deleting the phrase "other than for custody or administration."

4. Article III, Section 3.11, entitled "Duties of the Custodian with Respect to Property of the Fund Held Outside of the United States; Reimbursement for Advances" shall be removed in its entirety, and in its place a new Section 3.11, which appears in full below, shall be inserted into the Contract.

      If the Fund requires the Custodian to advance cash or securities for any purpose except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to debit the custodial account to the extent necessary to obtain reimbursement for cash or securities advanced at the Fund's request for the purpose of purchasing securities. The Custodian is to promptly notify the Fund of any such debits.

5. Article VI entitled, "Actions Permitted without Express Authority" shall be amended by deleting subparagraph 1 thereof and re-numbering subparagraphs 2 through 4 as subparagraphs 1 through 3.

6. Article XII entitled "Responsibility of Custodian" shall be removed in its entirety, and in its place a new Article XII, which appears in full below, shall be inserted into the Contract.

XII. Responsibility of Custodian

      So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall exercise the standard of care observed by a professional custodian engaged in the banking or trust company industry who has professional expertise in financial and securities processing transactions and custody, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence. It shall be entitled to rely on and may act upon advice of Fund counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.


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      The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of Article 3 to the same extent as set forth in Article I hereof with respect to sub-custodians located in the United States and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 3.11 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism.

      If the Fund requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

      If the Fund requires the Custodian to advance cash or securities for any purpose except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to debit the custodial account to the extent necessary to obtain reimbursement for cash or securities advanced at the Fund's request for the purpose of purchasing securities. The Custodian is to promptly notify the Fund of any such debits.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of this ___ day of _________ , 1992.

                                  BAILLIE GIFFORD INTERNATIONAL FUND, INC.


                                  By
                                    --------------------------------------


                                  Its                           (Title)
                                     -------------------------------------

                                  STATE STREET BANK AND TRUST COMPANY


                                  By
                                    --------------------------------------


                                  Its                           (Title)
                                     -------------------------------------


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